[INNOVO GROUP INC. LOGO]





   INNOVO GROUP BOARD MEMBER TO STEP DOWN DUE TO UNANTICIPATED
                      CONFLICT OF INTEREST

LOS ANGELES, June 19, 2006 - Innovo Group Inc. (NASDAQ: INNO) announced today that Paul A. Robb, a recent appointment to the Company's Board of Directors, would be stepping down from this position due to unanticipated potential conflict of interest concerns.

Marc Crossman, the Company's President and Chief Executive Officer, stated, "We regret that Paul is unable to remain on the Board of Directors. We were looking forward to Paul's participation and guidance as a director. Nevertheless, we respect the circumstances which warrant Paul's resignation at this time."


About Innovo Group, Inc.

Innovo Group Inc., through its operating subsidiary Joe's Jeans, Inc., is a design and sales organization designing, producing and selling apparel products to the retail and premium markets under the Joe's(TM) and Joe's Jeans(R) brands. Under these brands, the Company's apparel products consist of men's and women's denim and denim-related apparel products. More information is available at the company web site at www.innovogroup.com or at www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "intend," "believe," "estimate, "project," "expect" or similar expressions. Forward looking statements in this press release include, without limitation, our ability to achieve our strategic objectives of focusing on our Joe's Jeansr branded products and whether or not unanticipated conflicts of interests exist. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company's decision to explore strategic alternatives; uncertainty as to present or future conflict of interests exist, continued acceptance of the Company's products in the marketplace, particularly acceptance and near-term sales of the Company's brands such as Joe'sr; successful implementation of its strategic plan; the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company; the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations; competitive factors, including the

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possibility  of  major  customers sourcing  product  overseas  in
competition   with  our  products;  dependence  upon  third-party
vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Innovo Group, Inc.
Shane Whalen
323-278-6764

Integrated Corporate Relations
Investors: James Palczynski / Brendon Frey
203-682-8200

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